Exhibit 99.1

NEWS BULLETIN	RE:

PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway Suite 1800 Las Vegas, Nevada 89109 TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At the Company:			At CCG Investor /Public Relations
Dan Lee	Steve Capp	Wade Hundley	Sean Collins
Chairman & CEO	CFO	COO	Partner
(702) 784-7777	(702) 784-7777	(702) 784-7777	(818) 789-0100

FOR IMMEDIATE RELEASE:

March 15, 2004

Pinnacle Entertainment Closes New Issuance of $200 Million

in Aggregate Principal Amount of

8.25% Senior Subordinated Notes due 2012

LAS VEGAS, March 15 /PRNewswire-FirstCall/ — Pinnacle Entertainment, Inc. (NYSE: PNK - News) announced today that it had closed the previously announced private offering of $200 million aggregate principal amount of new 8.25% senior subordinated notes due 2012. The notes were issued at a price of 99.282% of par.

The Company will use the net proceeds from this offering to repurchase or redeem up to a total of approximately $189 million in aggregate principal amount of its outstanding $350 million aggregate principal amount of 9.25% senior subordinated notes due 2007.

The new senior subordinated notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior subordinated notes.

For further information, please contact Dan Lee, Chairman & CEO, +1-702-784-7777, Steve Capp, CFO, +1-702-784-7777, or Wade Hundley, COO, +1-702-784-7777, all of Pinnacle Entertainment; or Sean Collins, Partner, CCG Investor/Public Relations, +1-818-789-0100, for Pinnacle Entertainment.